UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     3/16/04

Smithtown Bancorp

(Exact name of registrant as specified in its charter)

New York	2-91511	11-2695037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Main Street, Smithtown, New York 11787

(Address of principal executive offices)

Registrant’s telephone number, including area code     631-360-9300

SMITHTOWN BANCORP

FORM 8-K

SMITHTOWN BANCORP

INDEX

Item 1.	Changes in Control of Registrant – Not Applicable.
Item 2.	Acquisition or Disposition of Assets – Not Applicable.
Item 3.	Bankruptcy or Receivership – Not Applicable.
Item 4.	Changes in Registrant’s Certifying Accountant – Not Applicable.
Item 5.	Other Events and Regulation FD Disclosure – Not Applicable.
Item 6.	Resignations of Registrant’s Directors – Not Applicable.
Item 7.	Financial Statements and Exhibits – Not Applicable.
Item 8.	Change in Fiscal Year – Not Applicable.
Item 9.	Regulation FD Disclosure – Not Applicable.
Item 10.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics – Not Applicable.
Item 11.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plan – Not Applicable.
Item 12.	Result of Operations and Financial Condition.
Exhibit 1. Smithtown Bancorp Press Release dated March 4, 2004.

One East Main Street

Post Office Box 456

Smithtown, New York 11787-2823

direct dial: 631-360-9304

direct fax: 631-360-9380

PRESS RELEASE

Release Date: March 4, 2004

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
			(work)	212-843-8015
			(home)	631-928-8437
			(cell)	516-375-6434

SMITHTOWN BANCORP

DECLARES CASH DIVIDEND

Dividend increases by 11.1%

Stock price up 37% this year

Smithtown, NY, March 4, 2004 - The board of directors of Smithtown Bancorp has approved the declaration of a cash dividend of $.10 per share payable to all common shareholders of record as of the close of business on March 19, 2004. The dividend will be paid on April 1, 2004.

This declaration represents an increase of the quarterly dividend by $.01 per share or 11.1%. Cash dividends have been increased every year for the past ten years in a range from 8.3% to 20%. Taking into account stock splits, cash dividends have increased 220% over the past ten years.

Bradley E. Rock, the company’s Chairman of the Board, President & Chief Executive Officer, commented: “We are pleased to reward our shareholders with another increase in cash dividends, as has been our custom for many years now. However, our principal use of capital remains to use retained earnings to support our extraordinary growth. That growth has helped fuel the remarkable growth in our stock price over the years, which has created the greatest value for our shareholders.” Last year alone, Bank of Smithtown’s loan portfolio grew by 28%, and deposits grew by 27%. During the previous year, loans grew by 27% and deposits grew by 21%.

Last year, the company’s stock price increased by 61%. At the beginning of 2003, each share was worth $53.75. The stock split two-for-one on April 18, 2003. At the close of the year, the resulting two shares were worth $43.35 each, representing $86.70 in value.

So far this year, in a little more than two months time, the price of the shares has increased by approximately 37%. The price at the beginning of the year was $43.35. The shares have traded recently in a range from $58.85 to $59.95. Over the past ten years, the market value of the company’s stock has risen by more than 1,800%.

The company’s shares are currently traded under the symbol “SMTB” or “SMTB.OB” on the Over-the-Counter Bulletin Board, which is an electronic market owned and operated by NASDAQ. During late January, the company announced that it filed an application to be listed on NASDAQ. Mr. Rock commented that NASDAQ’s processing of the application is continuing, with the company’s next submission of documents due by March 11th. Mr. Rock said that he could not be certain as to when the listing would be effective, but that he presently expects that it would take approximately 4 to 6 weeks more.

* * *

Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMITHTOWN BANCORP

/S/ BRADLEY E. ROCK

Bradley E. Rock, Chairman, President and Chief Executive Officer

March 16, 2004

/S/ ANITA M. FLOREK

Anita M. Florek, Executive Vice President, Treasurer and Chief Financial Officer